Exhibit 99.1

PRESS RELEASE DATED JULY 24, 2009

[Omitted Graphic]
NASDAQ: WASH

Contact: Elizabeth B. Eckel
Senior Vice President, Marketing
Phone: (401) 348-1309
E-mail: ebeckel@washtrust.com
Date: July 24, 2009
FOR IMMEDIATE RELEASE

Washington Trust Names Joseph J. MarcAurele President & COO
Former Citizens Bank President Joins Rhode Island’s Largest Independent Bank

Westerly, RI…Washington Trust Bancorp, Inc. (NASDAQ Global Select®: WASH), the publicly-owned holding company of The Washington Trust Company, today announced the appointment of Joseph J. MarcAurele as President and Chief Operating Officer of the Bank.  He was also elected to the Board of Directors of the Corporation and the Bank. MarcAurele joins Washington Trust from Citizens Bank, where he served as President, Citizens Bank, Rhode Island, a division of RBS Citizens, N.A, since 2001.  He will assume his new position on September 21, 2009.

The appointment is part of the Corporation’s succession plan and concludes an extensive search for future leadership of the nation’s oldest community bank. MarcAurele succeeds John F. Treanor who will retire in October 2009.  At that time, MarcAurele will also assume the position of President and Chief Operating Officer of the Corporation. John C. Warren, Washington Trust Chairman and Chief Executive Officer since 1996, has previously announced his retirement in April 2010.

“Joe has all of the qualities that make him an excellent choice for Washington Trust:  he is a proven leader in the New England banking industry; he is well-respected as a community champion, and he is a Rhode Island native,” stated John C. Warren, Washington Trust Chairman and Chief Executive Officer.  Adding, “We are pleased to welcome Joe to our team and are confident in Joe’s ability to successfully guide Washington Trust in our third century of banking.”

During his sixteen year career at Citizens, MarcAurele not only served as President, Citizens Bank, Rhode Island, but at one time served as Chairman, President and Chief Executive Officer, Citizens Bank of Rhode Island and Connecticut.  He was a member of Citizens’ Executive Leadership Group and Executive Committee and oversaw the Corporate Global Restructuring Group.  MarcAurele was also responsible for a multi-billion dollar commercial loan portfolio which included all commercial business in Rhode Island and Connecticut.  Prior to Citizens, MarcAurele spent seven years at Fleet National Bank, where he held various positions, including Senior Vice President, Director of Human Resources.

A dedicated community servant, MarcAurele was recently recognized by the Pawtucket Red Sox and Cox Communications with the Hometown Hero Award for his leadership in the Striking Out Hunger initiative to benefit the Rhode Island Community Food Bank. He serves on the President’s Council of Providence College, chairs the Governor’s Workforce Board of Rhode Island, and is a member of the Rhode Island Commodores. He is also affiliated with the Rhode Island Hospital Foundation, the Greater Providence Chamber of Commerce, Rhode Island Community and Justice and the United Way of Rhode Island.

A lifelong Rhode Island resident, MarcAurele grew up and attended school in Pawtucket, RI.  Early in his professional career, he taught English, coached, and served as an Assistant Principal at St. Raphael Academy in Pawtucket.  MarcAurele is a graduate of Holy Cross College and attended graduate school at Providence College. He and his wife Meredith reside in East Greenwich, RI.

Washington Trust Bancorp, Inc. is the parent of The Washington Trust Company, a Rhode Island state-chartered bank founded in 1800.  Washington Trust offers personal banking, business banking and wealth management services through its offices in Rhode Island, Massachusetts and southeastern Connecticut.  Washington Trust Bancorp, Inc.’s common stock trades on the NASDAQ Global Select® under the symbol WASH.  Investor information is available on the Corporation’s web site: www.washtrust.com.

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